Exhibit 10.1

CONTRACT OF EMPLOYMENT

BETWEEN

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA (PTY) LTD

("the Company")

AND

NAEEM EBRAHIM KOLA

(ID No: XXX)

("the Executive")

(collectively referred to as "Parties")

1. EMPLOYMENT

1.1 The Company employs the Executive, who accepts employment in accordance with the terms and conditions of this contract (the "Agreement").

1.2 The Company hereby appoints the Executive to the position of Chief Financial Officer of the Company and its subsidiaries (the "SA Group").

2. DURATION

Subject to Section 9, this Agreement shall commence on 1 March, 2022 (the "Effective Date") and shall continue indefinitely until terminated in accordance with the provisions of this Agreement. The Company may utilise the Executive's services at whatever place and in whatever capacity as may be required during the employment period.

3. REMUNERATION

The Executive's remuneration will be determined on the basis of the total direct cost to the Company, excluding any statutory deductions for which the Executive and the Company are liable.

3.1 Base Salary.  During the employment period, the Company shall pay to the Executive a base salary at the rate of U.S. $225,000 per year (the "Base Salary"), less applicable tax withholding, payable in monthly installments in South African rand.  Each installment of the Base Salary shall be converted from U.S. dollars at an average exchange rate determined quarterly in advance. Make-whole payments will be made at the end of every quarter, if any, to reflect the actual exchange rate.

3.2 Deductions. The Company shall be entitled to deduct from the Executive's remuneration any amount that the Company is legally obliged to deduct, such as income tax, unemployment insurance, or any other such amount that the Executive has consented to in writing.

3.3 Expenses.  The Company, in accordance with policies and practices established by the Board of Directors of the Company from time to time, will pay or reimburse the Executive for all expenses reasonably incurred by the Executive during the employment period in connection with the performance of the Executive's duties under this Agreement; provided, that the Executive shall provide to the Company documentation or evidence of expenses for which the Executive seeks reimbursement in accordance with the policies and procedures established by the Company from time to time.

3.4 Benefit Plans. The Executive shall have the option to join the Company's Medical Aid Scheme with Discovery Medical Health or Bankmed, or other scheme in which the Company participates from time to time. The Executive shall also be entitled to participate in the twenty-four hour, worldwide, insurance scheme operated by the Company. Participation in any such scheme(s) shall be at the Company's cost and expense. The Executive acknowledges that the Company does not operate a retirement scheme or provide any other benefits not specifically provided for in this Agreement.

4. LEAVE ENTITLEMENT

4.1 Annual Leave. The Executive acknowledges that he will qualify for 25 working days' leave in respect of each completed 12-month period of service.

4.2 Sick Leave. The Executive acknowledges that he will qualify for sick leave in accordance with the Basic Conditions of Employment Act of 1997.

4.3 Family Responsibility Leave. The Executive acknowledges that he will qualify for family responsibility leave in accordance with the Basic Conditions of Employment Act of 1997.

5. POSITION AND RESPONSIBILITIES

During the employment period, the Executive shall have the duties, responsibilities, functions and authority, including administrative, financial, executive and managerial, as are customary to the position of Chief Financial Officer and Treasurer of the SA Group.

6. COMPLIANCE WITH COMPANY POLICIES/GUARANTEE OF COMPETENCE

6.1 The Executive shall comply with all written US Group and SA Group policies, standards, rules and regulations (collectively, the "Group Policies") and all applicable government laws, rules and regulations that are now or hereafter in effect. The Executive acknowledges receipt of copies of all written Group Policies that are in effect as of the date of this Agreement.

6.2 The Executive guarantees that he is competent to carry out the tasks and responsibilities associated with the assigned position and that he is properly qualified to occupy the assigned position.

7. RESTRICTIVE COVENANTS AGREEMENT

On the date hereof, the Executive shall execute a restrictive covenants agreement, in the form of Exhibit A attached hereto and made a part hereof (the "Restrictive Covenants Agreement"). Any breach of the Restrictive Covenants Agreement shall constitute a breach of this Agreement. Executive acknowledges that the covenants and obligations set forth in the Restrictive Covenants Agreement shall survive the termination of this Agreement.

8. TERMINATION

8.1 Subject to fair procedures being adhered to, this Agreement may be terminated by the Company summarily at any time and without any payment in lieu of notice if, at any time, the Executive is guilty of misconduct or commits a breach of a material obligation under this Agreement or is guilty of any act which at common law would entitle the Company summarily to terminate this Agreement or upon the termination for any reason whatsoever of any employment agreement which the Executive has with any other company which is either the ultimate holding company of the Company, or is a fellow subsidiary of that ultimate holding company. The Executive's employment may also be terminated for operational requirements or for any other reason recognised in law.

8.2 Except where a summary dismissal is legally competent, or by agreement, either party may terminate this Agreement by giving the other 90 calendar day's written notice of termination.

8.3 Upon termination of employment under this Agreement, the Executive shall resign or be removed from all positions with the Company.

8.4 If the Executive is absent for an unreasonably long time due to illness, the Company is entitled to terminate the contract after a fair procedure and investigation into the health position of the Executive.

8.5 The Company reserves the right to request the Executive to undergo a medical examination at any time, at the Company's expense, to assist in determining the Executive's fitness to continue employment.

8.6 The Executive guarantees that at the time of signing this contract, he is free of any notifiable, contagious illness. If the Executive should discover any such illness after employment, he will immediately inform the Company.

9. CONSENT TO USE PERSONAL INFORMATION

9.1 For purposes of this clause, the following words will bear the following meaning:

9.1.1 "Personal Information" shall bear the meaning of the terms "personal information" as well as "special personal information" as set out in POPI;

9.1.2 "POPI" means the Protection of Personal Information Act, No 4 of 2013; and

9.1.3 "Process" means to process as that concept is defined in POPI, including but not limited to the collection, retention, use, storage or distribution of Personal Information, and "processing" shall have a corresponding meaning.

9.2 In order to secure and maintain the Executive's employment, as well as all aspects relating to such employment, it will be necessary for the Company to Process Personal Information of the Executive. Such Personal Information may be shared with or obtained from related companies or external business partners who provide a service to the Company, such as health care providers, retirement benefit administrators, successors in title of the Company as well as other third parties who may have a justifiable interest in obtaining the information, such as a professional body with authority over the Executive or the Company, or subsequent potential employers of the Executive.

9.3 The Executive hereby -

9.3.1 undertakes to comply with the Company's policies and procedures relating to the use of Personal Information and data protection, as amended from time to time; and

9.3.2 consents to the Processing of the Executive's Personal Information by the Company, for the purposes of securing and further facilitating the Executive's employment with the Company. Examples of such Personal Information that may be Processed include (without limitation) -

9.3.2.1 the Executive's application for employment, including all of the reference and background checks that may be required pursuant to such application;

9.3.2.2 attendance and performance records, including medical records;

9.3.2.3 personal profile information (such as gender, age, ethnic origin and disability); and

9.3.2.4 information relating to any breaches of this Agreement, and/or conduct underlying disciplinary action taken against the Executive, including the outcome of such processes.

9.4 The Executive is hereby notified of the purpose and reason for the collection and processing of such Personal Information.

9.5 The Executive undertakes to make available to the Company all necessary Personal Information required by the Company for the purpose of securing and further facilitating the Executive's employment with the Company.

9.6 Without limiting the generality of the aforestated, the Executive absolves the Company from any liability in terms of POPI for failing to obtain the Executive's consent or to notify the Executive of the reason for the processing of any of the Executive's Personal Information.

10. MISCELLANEOUS MATTERS

10.1 This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa. The Parties hereby consent and submit to the non-exclusive jurisdiction of the High Courts of South Africa, including the Labour Court, in any dispute arising from or in connection with this Agreement.

10.2 Notwithstanding the terms contained in this Agreement, the Executive accepts that all the rules and procedures of the US Group and/or the SA Group, wheresoever contained, are applicable to his employment and that, in the event of any conflict between such rules and procedures and this Agreement, this Agreement will be regarded as being binding.  The Executive undertakes not to injure the reputation or business of the Company and its customers and to observe the utmost secrecy and good faith in all dealings concerning the Company or its customers.

10.3 The Executive acknowledges that the Company's Disciplinary Code and Procedure, and Grievance Policy and Procedure, are applicable to the employment relationship and agrees to be bound thereby.

10.4 No agreement varying, adding to, deleting from, or cancelling this agreement, shall be effective unless reduced to writing and signed by or on behalf of the Parties hereto.

10.5 The Executive declares that he has never been convicted of a criminal offence. The Executive agrees that should this statement be proved to be false, or should the Executive fail to declare a future criminal offence, the Company reserves the right to summarily terminate the Executive's service.

10.6 The Executive shall, within a reasonable period, notify the Company of any change in his status, such as address, dependants, marital status, telephone number, qualifications or any other relevant changes.

10.7 Both Parties hereto acknowledge that by signing this Agreement, they have received a copy of this Agreement, and they have read and understood the contents hereof. Both Parties hereto undertake to hold themselves bound by this Agreement and agree to observe the provisions contained therein.

11. NOTICES AND DOMICILIA

11.1 The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following email addresses -

Executive

Address:  xxx

xxx

Email:  xxx

Company:

Address: Net 1 UEPS Technologies, Inc.

President Place, 6th Floor,

Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg 2196, South Africa

Attn: Chris Meyer

Email:  Chris.Meyer@Net1.com

provided that a Party may change its domicilium to another physical address (provided that such physical address is not a post office box or poste restante), or may change its address for the purposes of notices to any other physical address or email address by written notice to the other Parties to that effect.  Such change of address will be effective 5 business days after receipt of the notice of the change.

11.2 All notices to be given in terms of this Agreement will be given in writing and will -

11.2.1 be delivered by hand or sent by email;

11.2.2 if delivered by hand during business hours, be presumed to have been received on the date of delivery.  Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

11.2.3 if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email.  Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.

11.3 Notwithstanding the above, any notice given in writing, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause.

12. INDULGENCES

 No indulgence granted by a party hereto shall constitute a waiver of any of that party's rights under this Agreement.

13. DOCUMENTS APPLICABLE

In addition to this Agreement, the following documents form part of the Executive's contract of employment with the Company:

(a) Restrictive Covenants Agreement (Attached)

(b) Any other documents of which the Executive may be advised during his employment with the Company

Signed at Johannesburg on 9 December 2021,

/s/ Lincoln Mali

For and on behalf of Net1 Applied Technologies South Africa (Pty) Ltd 4th Floor, President Place Cnr. Jan Smuts Ave & Bolton Rd Rosebank, Private Bag 2424 Parklands, 2121

Signed at Dubai on 9 December 2021,

/s/ Naeem Kola

Naeem Ebrahim Kola - The Executive

Exhibit A

Restrictive Covenants Agreement